Exhibit 99.1

LONE STAR TECHNOLOGIES, INC.	NEWS RELEASE
CONTACTS
Investors: Charles J. Keszler (972) 770-6495	Media: Eden Abrahams / Jennifer Felber Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449

LONE STAR TECHNOLOGIES ENTERS INTO JOINT VENTURE WITH CHINA’S
VALIN TUBE AND WIRE TO PRODUCE SEAMLESS STEEL TUBULAR GOODS
IN HENGYANG, HUNAN PROVINCE, CHINA

Agreement Also Gives Lone Star Exclusive Marketing and Sales Rights in North America for
Jointly-Produced Products

Transaction Will Significantly Enhance Lone Star’s Product and Service Offering
and Global Reach; EPS Accretion Expected in 2007

DALLAS, August 15, 2006 — Lone Star Technologies, Inc. (NYSE: LSS) (“Lone Star”) today announced that it has entered into a definitive agreement to form a joint venture (“Joint Venture”) with Hunan Valin Steel Tube & Wire Co., Ltd. (“Valin Tube and Wire”), one of China’s largest steelmakers.  Under the agreement, Lone Star would acquire a 40% stake in one of Valin Tube and Wire’s subsidiaries, Hengyang Valin MPM Steel Tube Co. Ltd. (“MPM”), for a consideration of $132 million (approximately RMB1,059 million) in cash.  Lone Star will also provide significant technical and related operational support for the Joint Venture. Lone Star contemplates a series of future transactions related to the steel tube assets of Valin Tube and Wire in Hengyang, Hunan Province with the expectation that Lone Star would eventually contribute up to an aggregate of $238 million (approximately RMB1,909 million) for 47% of the Joint Venture. All transactions being contemplated are subject to relevant regulatory approvals and consents.

Upon injection of the US$132 million into the Joint Venture, Lone Star and Valin Tube and Wire will also jointly establish a sales company (“Sales Company”) with an initial equity investment of $15 million each to manage the North American sales and marketing of tubular products produced by the Joint Venture.  Lone Star will have exclusive marketing and sales rights in North America to a minimum of 200,000 tons annually of oilfield tubular products produced by the Joint Venture.

Valin Tube and Wire steel tube and related assets in Hengyang have an estimated annual manufacturing capacity of approximately one million pipe tons.  The Joint Venture will also have small- and large-diameter billet casting capabilities, including two electric arc furnace melt shops, and oilfield tubular finishing capabilities. The new pipe mill and related melt shop became fully operational early this year.

Lone Star expects to achieve a number of important strategic, operational and financial benefits from this transaction, including:

•                  An expanded product offering that will encompass a full range of seamless and welded oilfield tubular products, significantly enhancing Lone Star’s ability to provide oilfield products and service solutions to its customers worldwide;

•                  Access through the joint venture to a stable supply of high-quality, globally competitive seamless tubular products and services;

•                  A substantial equity stake in seamless pipe mills (melt shops through product finishing), including a newly-built, state-of-the-art seamless pipe manufacturing and OCTG finishing plant;

•                  Participation in the Chinese oilfield tubular markets;

•                  Opportunities for growth in the specialty tubing (mechanical) sector; and

•                  Enhanced, sustainable long-term revenue generation and value creation potential, including expected EPS accretion in 2007.

Rhys J. Best, Lone Star’s Chairman and Chief Executive Officer, said, “Establishing both a manufacturing base and stable supply source in China represents a major milestone for Lone Star, our distributors and our customers. Through our participation in this Joint Venture, Lone Star will add a broad range of high-quality seamless tubular products and oilfield services to our extensive line of premium welded OCTG offerings. As a result, our customers can look forward to having access to an even larger array of products and services from a single source, when and where they need them. This transaction also gives us a highly attractive point of entry into the most rapidly growing steel market in the world, further strengthening our competitive capabilities and positioning us for accelerated international growth and profitability.

“We are particularly pleased to be forging this relationship with Valin Tube and Wire, whose well-established presence in the Chinese market and modern, efficient operating facilities, make them an excellent partner for us. This is an exciting transaction that reflects the culmination of a great deal of hard work, mutual respect and good faith collaboration on both sides. I am confident that our highly complementary fit and shared objectives will enable us to deliver tangible and sustainable value to the customers and shareholders of both of our companies,” added Mr. Best.

Xiao Wei Li, Chairman of Valin Tube and Wire, said, “Our strategic alliance with Lone Star marks Valin Tube and Wire’s entrance into the oilfield service industry and is an important step in our company’s overall development strategy. This Joint Venture is a true collaboration that will enable us to leverage our complementary strengths and expertise in different industry sectors to achieve synergies from our expanded market coverage and enhance our overall competitiveness.

“We are committed to working closely with Lone Star to smoothly integrate our operations so that we can begin to realize the many benefits we expect this Joint Venture to create for both of us. From Valin Tube and Wire’s perspective, we believe this alliance will rapidly improve our capability to produce high-grade, high-quality seamless steel pipe and tubes. This will allow us to adjust the mix of our product portfolio to address the huge increase in demand we are seeing in the oilfield industry, both domestically and globally.  As a result, we will be well positioned to generate enhanced value for our shareholders,” concluded Mr. Li.

Transaction Terms

Lone Star and Valin Tube and Wire will share the profits generated by the Sales Company from the sale of oilfield tubular products based upon a predetermined schedule that provides Lone Star with a preferential return until the earlier date of: (i) the recovery of the full value of its investment in the Joint Venture and the Sales Company; or (ii) 10 years after the Sales Company is established, after which time the profits will be shared equally between the two parties.  Profits of the Joint Venture will be shared based upon the joint venture partners’ ownership stakes.

Under the terms of the agreement, currency fluctuations of less than 10% that occur between the date of signing and the closing will be borne equally by both Valin Tube and Wire and Lone Star. Should a fluctuation of greater than 10% occur, both parties have the option to terminate or renegotiate the agreement as appropriate.

In addition to the satisfaction of customary conditions, the transaction is subject to the approval of the relevant regulatory authorities in the Peoples Republic of China, including the State-owned Assets

Supervision and Administration Commission in Hunan, the National Development and Reform Commission, and the Ministry of Commerce.

Upon completion of the transaction, which is anticipated to be by early 2007, both companies will participate in management appointments and board member nominations for the Joint Venture Company.  The Board of Directors of the Joint Venture will be composed of 10 directors:  four designated by Lone Star and six designated by Valin Tube and Wire and affiliates.  The Chairman of the Board of Directors is appointed by Valin Tube and Wire.  An extensive number of matters require the affirmative vote of not less than two-thirds of the members of the Board of Directors, of which at least two votes must be cast by directors designated by Lone Star. Such matters are intended to include all of the important decisions that would come before the Board of Directors.

Management of the Joint Venture will be headed by a General Manager who is nominated by Valin Tube and Wire.  Lone Star will nominate the Chief Financial Officer, Chief Operating Officer, Director of Quality Assurance and Director of International Marketing.

The Sales Company will be overseen by a Board of Directors composed of six directors: three designated by Lone Star and three designated by Valin Tube and Wire.  The Chairman of the Sales Company’s Board of Directors is appointed by Lone Star.

Lone Star will fund its investment in the Joint Venture from its general corporate resources which, at the end of the second quarter of 2006, included $236.8 million in cash and short-term investments and an available $125 million revolving credit facility.

Weil, Gotshal & Manges LLP is acting as legal counsel to Lone Star and Goldman Sachs & Co. is acting as financial advisor.

About Lone Star Technologies, Inc.

Lone Star Technologies, Inc. is a holding company whose principal operating subsidiaries manufacture and market oilfield casing, tubing, and line pipe, specialty tubing products, including finned tubes used in a variety of heat recovery applications, and flat rolled steel and other tubular products and services.

This release contains forward-looking statements based on assumptions that are subject to a wide range of business risks, including risks related to securing numerous government approvals and consents. There is no assurance that the estimates and expectations in this release will be realized. Important factors that could cause actual results to differ materially from the forward-looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Lone Star Technologies, Inc. does not undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.